Exhibit 99.1
Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50
Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt	Media Contact - John Sahlberg
208 384 6073	208 384 6451

For Immediate Release: August 15, 2016

Boise Cascade Company Announces Proposed Offering of Senior Notes

BOISE, Idaho — Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that it is seeking to raise $300 million in a private placement of senior notes (the “notes”). The notes will be senior unsecured obligations of Boise Cascade and will be guaranteed by certain of its subsidiaries.

Boise Cascade intends to use the net proceeds of the offering, together with cash on hand, to repurchase any and all of its outstanding 6 3⁄8% senior notes due 2020 (the “2020 Notes”) and to pay fees and expenses related to the offering of the notes and incurred in connection with the repurchase of the 2020 Notes.

The notes will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and will not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The offering of the notes will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release is issued pursuant to Rule 135c of the Securities Act and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Forward Looking Statements
This news release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual results to differ from the expectations expressed in this release. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Statement Concerning Forward-Looking Statements,” “Factors That Affect Our Operating Results and Trends” and “Risk Factors” in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, as applicable, and its other filings and submissions with the Securities and Exchange Commission, each of which are available free of charge on the SEC’s website at www.sec.gov.